Exhibit 99.1

Greencity Acquisition Corporation Announces the Early Separate Trading of its Ordinary Shares and Warrants

NEW YORK, NY, Aug. 26, 2020 (GLOBE NEWSWIRE) -- Greencity Acquisition Corporation (the “Company”) announced today that, commencing August 28, 2020, holders of the 4,000,000 units sold in the Company’s initial public offering may elect to separately trade the Company’s ordinary shares and warrants included in the units. The ordinary shares and warrants that are separated will trade on The Nasdaq Capital Market under the symbols “GRCY” and “GRCYW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on The Nasdaq Capital Market under the symbol “GRCYU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Ladenburg Thalmann & Co. Inc. acted as the sole book running manager for the offering and Brookline Capital Markets, a division of Arcadia Securities, LLC acted as co-manager of the offering. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained by contacting Ladenburg Thalmann & Co. Inc., Attn: Syndicate Department, 277 Park Ave., 26th Floor, New York, NY 10172, telephone number: 1-800-573-2541, e-mail: prospectus@ladenburg.com. A registration statement relating to these securities became effective on July 23, 2020. This press rele shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Greencity Acquisition Corporation

The Company is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any industry or sector, the Company intends to focus on businesses that have a connection to the Asian market.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Richard Yu

Chief Financial Officer

(+86) 18017342125

richardyu@grcyu.com